Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE	JANUARY 26, 2004

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS OF

$32.1 MILLION AND EPS OF $2.02 FOR THE YEAR 2003

— Fourth Quarter Net Income is $8.4 Million and Diluted EPS Totaled $0.53 —

-- Nonaccrual loans drop to below 0.5% of total loans —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced consolidated net income for the year ended December 31, 2003, was $32.1 million, or $2.02 per diluted share.  This compares with consolidated net income of $16.9 million, or $1.58 per diluted share, for the same period of 2002 and represents an increase of 90% and 28%, respectively.

Consolidated net income for the fourth quarter 2003 totaled $8.4 million, or $0.53 per diluted share, compared to fourth quarter 2002 consolidated net income of $6.4 million, or $0.41 per diluted share.

Highlights for 2003 include:

•

Net interest income increased $30.5 million, driven largely by the increase in interest-earning assets.  Acquisitions and organic growth resulted in a $623 million net increase in average interest-earning assets during 2003.  The net interest margin was 5.24% for 2003 and 5.06% for the fourth quarter of 2003.  The cost of all deposits was 0.51% for 2003 and 0.40% for the fourth quarter of 2003.

•

Credit quality remains strong.  Nonperforming assets totaled $7.4 million at December 31, 2003, compared to $9.5 million and $13.3 million at September 30, 2003 and December 31, 2002.  The ratio of nonaccrual loans to net loans was 0.46% at December 31, 2003.

•

Noninterest income increased to $19.5 million in 2003 from $12.7 million in 2002.  Net gains on asset sales were $510,000 higher in 2003 compared to 2002.  Other income for 2003 includes cash of $825,000 received in a legal settlement.

•

Although noninterest expense increased, it was 2.88% of average assets for 2003 compared to 3.65% for 2002.  Our consolidated efficiency ratio was 53.9% for the fourth quarter of 2003, 54.8% for 2003, and 65.9% for 2002.

Matt Wagner, President and Chief Executive Officer, stated, “We performed well during 2003 and made a number of significant accomplishments, despite the challenging economic environment accompanied by sustained low interest rates. During 2003, we grew net income 90%  and increased diluted earnings per share 28% over 2002; we raised our quarterly dividend 25% and reduced nonperforming assets year-over-year by 44%. Through consistent focus on credit quality and removing troubled loans from our portfolio, nonperforming assets as a percentage of total loans and OREO was reduced to below 0.50% for the first time.  Additionally, our efficiency ratio improved to 54.8% for 2003 from 65.9% for 2002.  We accomplished all this while integrating the third quarter 2002 acquisitions of First National Bank, Upland Bank and Marathon Bancorp, and the 2003 acquisitions of Bank of Coronado and Verdugo Banking Company.”

“Our results for 2003 were capped by a great fourth quarter,” continued Mr. Wagner.  “Net income grew 9% over third quarter to $8.4 million and diluted earnings per share increased 8% from third quarter to $0.53.  Loans increased almost $50 million during the fourth quarter as a result of organic loan generation, notwithstanding some continued planned runoff of loans in the portfolio acquired from Verdugo Banking Company.  Our focus on credit quality and expense reduction continued to show positive effects on our bottom line.  Nonperforming assets declined 22% from the third quarter.  We also reduced our interest expense on interest bearing deposits, as well as our average cost of deposits as we worked out the higher-cost noncore deposits assumed in the Verdugo acquisition.

“In 2004, we will continue to focus on increasing earnings per share through the delivery of our core business of generating loans and deposits.  Exceptional service, relationship banking, and expense management will drive this growth going forward.  Additionally, we remain opportunistic about acquisitions that complement our footprint, enhance our efficiency ratio and contribute meaningfully to shareholder value.”

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  Upland Bank and Marathon Bancorp ($249 million in combined assets) were acquired in August 2002, First National Bank ($804 million assets) was acquired in September 2002 and Bank of Coronado ($88 million in assets) and Verdugo Banking Company ($212 million in assets) were acquired in January and August 2003, respectively.

YEAR TO DATE HIGHLIGHTS

Dollars in millions, except per share data,	Year Ended December 31,
and diluted shares in thousands	2003	2002	% Change
Diluted Earnings Per Share	$2.02	$1.58	27.8
Net Income	$32.1	$16.9	89.9
Diluted Shares	15,868.4	10,691.7	48.4
Return on Average Assets	1.41%	1.14%	23.7
Return on Average Equity	9.8%	9.7%	1.0
Efficiency Ratio	54.8%	65.9%	(16.8)

Return on average assets was 1.41% for the year ended December 31, 2003, an increase of 23.7% over 2002.  Return on average equity increased to 9.8% for 2003 when compared to 2002.  The efficiency ratio declined to 54.8% for the year ended December 31, 2003 from 65.9% for 2002.

FOURTH QUARTER HIGHLIGHTS

Dollars in millions, except per share	Fourth Quarter			Third Quarter
data, and diluted shares in thousands	2003	2002	% Change	2003	% Change

Diluted Earnings per share	$0.53	$0.41	29.3	$0.49	8.2
Net Income	$8.4	$6.4	31.3	$7.7	9.1
Diluted Shares	15,995.4	15,773.3	1.4	15,897.1	0.6
Return on Average Assets	1.36%	1.16%	17.2	1.33%	2.3
Return on Average Equity	10.1%	8.1%	24.7	9.4%	7.4
Efficiency Ratio	53.9%	65.5%	(17.7)	56.8%	(5.1)

Return on average assets was 1.36%, an increase of 17.2% over fourth quarter 2002, and an increase of 2.3% from the third quarter 2003.  The increase in return on average assets over the same period of 2002 is due to the continuing reduction in noninterest expense as a percentage of average assets.  Return on average equity also improved to 10.1%, an increase of 24.7% over the fourth quarter of 2002, and an increase of 7.4% from the third quarter of 2003.

BALANCE SHEET

Total assets increased 14.4% from year end 2002 to $2.4 billion at December 31, 2003, with gross loans totaling $1.6 billion.  During the fourth quarter of 2003, our organic loan growth was $49.9 million.  Deposits increased 12.1% from year end 2002 to $1.9 billion at December 31, 2003, with noninterest-bearing deposit balances totaling $814.4 million, which represents 42% of total deposits.  Average assets for the fourth quarter of 2003 were $2.5 billion, an increase of 12% over the fourth quarter of 2002 and an increase of $148.5 million from the third quarter of 2003.  Average deposits for the fourth quarter of 2003 were $2.0 billion, an increase of 13% over the fourth quarter of 2002 and an increase of $119.1 million from the third quarter of 2003.

NET INTEREST INCOME

Net interest income increased 44% to $100.2 million for the year ended December 31, 2003, when compared to $69.7 million for the same period of 2002.  The year-over-year increase was due primarily to the Company’s acquisitions and, to a lesser extent, by organic loan growth.  Net interest income increased 3% to $26.3 million for the fourth quarter of 2003, compared to $25.5 million for the fourth quarter of 2002.    Fourth quarter 2003 net interest income represents a 5% increase when compared to the third quarter of 2003; average loan growth of $93.6 million and conversion of federal funds balances into higher-yielding investment securities were responsible for this quarter-over-quarter increase.

NET INTEREST MARGIN

The Company’s net interest margin for the year ended December 31, 2003 was 5.24%, a decrease of 17 basis points when compared to 2002.  Yields on average earning assets were 5.90% and 6.50% for the years ended December 31, 2003 and 2002.  The average cost of deposits was 0.51% for the year ended December 31, 2003 compared to 0.92% for 2002.

The Company’s net interest margin for the fourth quarter 2003 was 5.06%, a decrease of 31 basis points when compared to fourth quarter of 2002.  The Company actively managed its net interest margin in the declining interest rate environment during 2003 by carefully monitoring spreads on new loans and by lowering rates paid on interest-bearing deposits.  The decline in net interest margin resulted primarily from loan repayment activity which, when coupled with the interest rate environment, caused the average loan yield to decline to 6.52% for the fourth quarter of 2003 and to 6.82% for 2003 compared to 7.29% for 2002.  Yields on average earning assets were 5.63% for the fourth quarter of 2003 compared to 5.72% for the third quarter of 2003 and 6.29% for the fourth quarter of 2002.  The average cost of deposits was 0.40% for the fourth quarter 2003 compared to 0.45% for the third quarter of 2003 and 0.81% for the fourth quarter of 2002.  The overall cost of interest-bearing liabilities decreased to 0.93% for the fourth quarter of 2003 compared to 0.97% for the third quarter of 2003 and 1.46% for the fourth quarter of 2002.

NONINTEREST INCOME

Noninterest income for the year ended December 31, 2003 totaled $19.5 million compared to $12.7 million for the same period of 2002.   For the fourth quarter of 2003, noninterest income totaled $4.4 million compared to $5.1 million for the fourth quarter of 2002, and $4.9 million for the third quarter of 2003.   Included in the fourth quarter of 2002 was a $1.6 million gain recognized from the sale of investment securities, along with a loss of $708,000 from the sale of substantially all of the Company’s indirect auto loan portfolio.  The decline in noninterest income from third quarter 2003 is due to recording the cash proceeds of a legal settlement received in September.

NONINTEREST EXPENSE

Noninterest expense for the year ended December 31, 2003 totaled $65.6 million compared to $54.3 million for 2002.    The year-over-year increase in noninterest expense is due primarily to five bank acquisitions consummated subsequent to the beginning of the third quarter of 2002.  This increase in noninterest expense was partially offset by planned staff reductions and other savings achieved as a result of scheduled branch consolidations and data systems conversions following acquisitions.  During 2003, five branches were closed with the deposits consolidated into our other branches.  Additionally, three systems conversions have occurred whereby the acquired banks’ systems were merged onto the Company’s loan, deposit and other platforms.

Noninterest expense in 2003 includes the following noncash items:

•	Core deposit intangible amortization of $2.5 million resulting from the Company’s multiple bank acquisitions, compared to $1.3 million for the same period in 2002;
•

Stock compensation of $1.0 million related to 460,000 shares of restricted stock and performance stock granted to employees during the latter half of 2003.  Stock compensation expense related to these grants is expected to be $645,000 per quarter for 2004; and

•	Accrued retrofit costs of $232,000 on leased premises.

For the fourth quarter of 2003, noninterest expense was $16.6 million, compared to $20.1 million for the fourth quarter of 2002 and $17.0 million for the third quarter of 2003.  The decrease in noninterest expense for the fourth quarter of 2003 when compared to the same period of 2002 occurred notwithstanding the two bank acquisitions consummated in 2003.  Compensation expense related to grants of restricted and performance stock in 2003 was $446,000 for the third quarter and $560,000 for the fourth quarter; there was no such expense in 2002.  The overall decline in compensation expense for the fourth quarter of 2003 compared to the same period of 2002 is attributed to a reduction in personnel following the third quarter of 2002 acquisitions.

CREDIT QUALITY

Nonperforming assets decreased to $7.4 million at December 31, 2003 from $9.5 million at September 30, 2003, and from $13.3 million at December 31, 2002.  The decrease from December 31, 2002 includes the sale of four OREO properties totaling $3.1 million and a $2.8 million net decrease in nonaccrual loans during the year.  The ratio of nonperforming assets to total loans and OREO declined to 0.46% at December 31, 2003, from 0.93% at December 31, 2002.

Annualized net charge-offs as a percentage of average loans were 0.10% for both the years ended December 31, 2003 and 2002.  The allowance for loan losses totaled $25.8 million at December 31, 2003, and represents 1.61% of loans, net of deferred fees and costs, and 347.5% of nonaccrual loans as of that date.

The ratio of nonaccrual loans to loans, net of deferred fees and costs, decreased to 0.46% as of December 31, 2003, compared to 0.72% as of December 31, 2002.

MERGER ACTIVITY

On December 1, 2003, First Community announced the signing of a definitive agreement and plan of merger to acquire all of the outstanding common stock and options of Harbor National Bank (OTC Bulletin Board: HNTB) for $35.5 million in cash or, depending on the number of stock options outstanding at closing, approximately $13.28 per share after all outstanding stock options are cashed-out. Harbor, which is headquartered in Newport Beach, California, had $177.9 million in assets at September 30, 2003.

The merger is subject to customary conditions, including the approval of Harbor’s shareholders and bank regulatory authorities, and is expected to close early in the second quarter of 2004. Immediately following the completion of the acquisition, it is anticipated that Harbor will be merged into Pacific Western National Bank, a wholly owned subsidiary of First Community.

CAPITAL MANAGEMENT

The Company had $53.7 million in short-term borrowings as of December 31, 2003, which is comprised of $46.7 million in overnight borrowings from the Federal Home Loan Bank of San Francisco and $7.0 million on the Company’s revolving credit lines.  As of the date of this release, the Company had outstanding short-term borrowings of  $10.7 million.

The Company previously issued $58 million of trust preferred securities.  Pursuant to FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities,” issued in December 2003, we deconsolidated our trust preferred entities at December 31, 2003 and restated the 2002 balance sheet.  As a result, our 2003 balance sheet includes $59.8 million of subordinated debt, which was previously included on our balance sheet as $58 million in trust preferred securities after a consolidation elimination of $1.8 million.  The overall effect on our financial position and operating results of the deconsolidation was not material.

Trust preferred securities are considered regulatory capital for purposes of determining the Company’s Tier I capital ratios.  The Company believes that the Board of Governors of the Federal Reserve System, which is the holding Company’s banking regulator, may rule on continued inclusion of trust preferred securities in regulatory capital following the issuance of FIN 46R.  At this time, it is not possible to estimate the effect, if any, on the Company’s Tier I regulatory capital as a result of any future action taken by the Board of Governors of the Federal Reserve System.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.4 billion in assets as of December 31, 2003, having two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 32 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 19 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Additional information regarding First Community is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s subordinated debt; changes in the securities markets; First Community’s ability to consummate the acquisition of Harbor National Bank, to achieve expected synergies and operating efficiencies within expected time-frames or at all or to successfully integrate Harbor’s operations; regulatory approvals for the acquisition cannot be obtained on the terms expected or on the anticipated schedule; and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by, such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the quarterly period ended September 30, 2003 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2002
	(In thousands, except per share data)
Assets:
Cash and due from banks	$101,968	$97,666
Federal funds sold	2,600	26,700
Total cash and cash equivalents	104,568	124,366

Interest-bearing deposits in financial institutions	311	1,041

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	14,662	6,991
Securities held-to-maturity	—	6,684
Securities available-for-sale	417,656	312,183
Total securities	432,318	325,858

Gross loans	1,600,606	1,429,328
Deferred fees and costs	(4,769)	(4,932)
Loans, net of deferred fees and costs	1,595,837	1,424,396
Allowance for loan losses	(25,752)	(24,294)
Net loans	1,570,085	1,400,102
Premises and equipment	14,004	13,397
Other real estate owned, net	—	3,117
Goodwill and core deposit intangible	221,956	188,050
Cash surrender value of life insurance	50,287	27,923
Other assets	28,798	33,248
Total Assets	$2,422,327	$2,117,102

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$814,365	$657,443
Interest-bearing deposits	1,135,304	1,081,178
Total deposits	1,949,669	1,738,621

Accrued interest payable and other liabilities	21,597	21,788
Short-term borrowings	53,700	1,223
Subordinated debt	59,798	39,178
Total Liabilities	2,084,764	1,800,810

Shareholders’ Equity:
Common stock	308,336	291,803
Retained earnings	44,706	23,039
Unearned equity compensation	(13,811)	—
Accumulated other comprehensive income:
Unrealized gain (loss) on securities available-for-sale, net	(1,668)	1,450
Total Shareholders’ Equity	337,563	316,292
Total Liabilities and Shareholders’ Equity	$2,422,327	$2,117,102

Shares outstanding	15,893.1	15,297.0
Book value per share	$21.24	$20.68

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$25,733	$27,360	$101,879	$74,617
Interest on interest-bearing deposits in other financial institutions	1	46	12	55
Interest on investment securities	3,399	2,209	10,272	8,300
Interest on federal funds sold	141	257	718	931
Total interest income	29,274	29,872	112,881	83,903

Interest expense:
Interest expense on deposits	2,021	3,636	9,579	11,463
Interest expense on short-term borrowings	69	23	156	148
Interest expense on convertible debt	—	—	—	23
Interest expense on subordinated debt	874	698	2,912	2,522
Total interest expense	2,964	4,357	12,647	14,156

Net interest income:	26,310	25,515	100,234	69,747
Provision for loan losses	—	—	300	—
Net interest income after provision for loan losses	26,310	25,515	99,934	69,747

Noninterest income:
Service charges deposit accounts	2,362	2,190	8,994	6,080
Other commissions and fees	939	1,182	3,991	2,571
Gain (loss) on sale of loans, net	192	(578)	913	(315)
Gain on sale of securities, net	—	1,608	1,756	1,608
Gain on sale of other real estate owned	—	124	340	272
Gain on sale of merchant card processing	—	—	—	934
Increase in cash surrender value of life insurance	518	271	1,863	755
Other income	368	332	1,599	779
Total noninterest income	4,379	5,129	19,456	12,684

Noninterest expense:
Salaries and employee benefits	8,266	9,775	32,407	26,740
Occupancy	2,407	2,442	9,411	6,441
Furniture and equipment	853	746	3,257	2,964
Data processing	1,199	1,386	4,864	3,707
Other professional services	388	914	2,210	2,862
Business development	273	282	1,010	1,044
Communications	524	962	2,196	2,197
Insurance and assessments	370	364	1,507	1,153
Cost of OREO	—	435	168	514
Core deposit intangible amortization	722	692	2,529	1,269
Other	1,548	2,060	6,080	5,411
Total noninterest expense	16,550	20,058	65,639	54,302
Income before income taxes	14,139	10,586	53,751	28,129
Income taxes	5,701	4,178	21,696	11,217
Net income	$8,438	$6,408	$32,055	$16,912

Per share information:
Number of shares (weighted average)
Basic	15,425.0	15,269.1	15,382.1	10,301.9
Diluted	15,995.4	15,773.3	15,868.4	10,691.7
Income per share
Basic	$0.55	$0.42	$2.08	$1.64
Diluted	$0.53	$0.41	$2.02	$1.58

UNAUDITED AVERAGE BALANCE SHEETS

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$1,564,686	$1,517,734	$1,493,211	$1,023,699
Investment securities	438,318	275,715	349,837	202,290
Federal funds sold	57,772	82,454	68,742	61,439
Interest-bearing deposits in financial institutions	385	8,462	1,168	2,435
Average earning assets	2,061,161	1,884,365	1,912,958	1,289,863
Other assets	393,441	299,871	366,785	196,437
Average total assets	$2,454,602	$2,184,236	$2,279,743	$1,486,300

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$820,620	$647,943	$733,536	$466,689
Interest-bearing deposits	1,196,262	1,137,050	1,138,374	780,557
Average deposits	2,016,882	1,784,993	1,871,910	1,247,246
Other interest-bearing liabilities	68,314	46,825	51,967	39,487
Other liabilities	36,448	38,446	30,145	24,430
Average liabilities	2,125,644	1,870,264	1,954,022	1,311,163
Average equity	332,958	313,972	325,721	175,137
Average liabilities and shareholders’ equity	$2,454,602	$2,184,236	$2,279,743	$1,486,300

Yield Analysis:
Average earning assets	$2,061,161	$1,884,365	$1,912,958	$1,289,863
Yield	5.63%	6.29%	5.90%	6.50%
Average interest-bearing deposits	$1,196,262	$1,137,050	$1,138,374	$780,557
Cost	0.67%	1.27%	0.84%	1.47%
Average deposits	$2,016,882	$1,784,993	$1,871,910	$1,247,246
Cost	0.40%	0.81%	0.51%	0.92%
Average interest-bearing liabilities	$1,264,576	$1,183,875	$1,190,341	$820,044
Cost	0.93%	1.46%	1.06%	1.73%

Interest spread	4.70%	4.83%	4.84%	4.77%
Net interest margin	5.06%	5.37%	5.24%	5.41%

Average interest sensitive liabilities	$2,085,196	$1,831,818	$1,923,877	$1,286,733
Cost	0.56%	0.94%	0.66%	1.10%

LOAN CONCENTRATION

	As of the Periods Ended
	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$426,796	$411,648	$382,636	$382,973	$382,584
Real estate-construction	347,321	343,235	342,487	379,150	354,296
Commercial real estate-mortgage	712,390	680,783	611,527	611,871	578,556
Consumer	31,383	34,030	20,245	26,225	35,393
Foreign:
Commercial	67,821	66,944	61,873	60,253	59,995
Other	14,895	14,082	17,090	18,702	18,504
Gross Loans	1,600,606	1,550,722	1,435,858	1,479,174	1,429,328
Less allowance for loan losses	(25,752)	(25,768)	(23,881)	(24,738)	(24,294)
Less deferred fees and costs	(4,769)	(4,058)	(3,435)	(4,112)	(4,932)
Total Loans	$1,570,085	$1,520,896	$1,408,542	$1,450,324	$1,400,102

CREDIT QUALITY MEASURES

	As of or for the Periods Ended
	Year	9 Months	6 Months	3 Months	Year	9 Months
	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02
	(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—	$—
Nonaccrual loans and leases	7,411	9,509	9,725	13,750	10,216	10,254
Other real estate owned	—	—	136	1,401	3,117	4,751
Nonperforming assets	7,411	9,509	9,861	15,151	13,333	15,005

Impaired loans, gross	7,411	9,509	9,725	13,750	10,216	10,254
Allocated allowance for loan losses	(2,267)	(2,358)	(1,791)	(2,855)	(3,027)	(2,250)
Net investment in impaired loans	5,144	7,151	7,934	10,895	7,189	8,004

Charged-off loans year-to-date	(4,476)	(4,142)	(3,192)	(1,669)	(4,789)	(3,478)
Recoveries year-to-date	3,005	2,687	1,846	1,360	3,197	1,616
Net charge-offs	$(1,471)	$(1,455)	$(1,346)	$(309)	$(1,592)	$(1,862)

Allowance for loan losses to loans, net of deferred fees and costs	1.61%	1.67%	1.67%	1.68%	1.71%	1.59%
Allowance for loan losses to nonaccrual loans andleases	347.5%	271.0%	245.6%	179.9%	237.8%	234.3%
Allowance for loan losses to nonperforming assets	347.5%	271.0%	242.2%	163.3%	182.2%	160.1%
Nonperforming assets to loans and OREO	0.46%	0.61%	0.69%	1.03%	0.93%	0.99%
Annualized net (charge-offs) to average loans	(0.10)%	(0.13)%	(0.18)%	(0.08)%	(0.10)%	(0.29)%
Nonaccrual loans to loans, net of deferred fees and costs	0.46%	0.61%	0.68%	0.93%	0.72%	0.68%

ALLOWANCE FOR LOAN LOSSES

	For the Periods Ended
	Year	9 Months	6 Months	3 Months	Year	9 Months
	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02
	(Dollars in thousands)

Balance at beginning of period	$24,294	$24,294	$24,294	$24,294	$11,209	$11,209
Loans charged-off:
Commercial	(3,331)	(3,226)	(2,484)	(1,131)	(2,764)	(1,840)
Real estate – construction	—	—	—	—	—	—
Real estate – mortgage	—	—	—	—	(537)	(537)
Consumer	(1,145)	(916)	(708)	(538)	(1,488)	(1,101)
Foreign	—	—	—	—	—	—
Total loans charged-off	(4,476)	(4,142)	(3,192)	(1,669)	(4,789)	(3,478)

Recoveries on loans charged-off:
Commercial	2,453	2,214	1,455	1,199	2,036	563
Real estate – construction	—	—	—	—	—	—
Real estate – mortgage	84	81	65	—	737	734
Consumer	468	392	326	161	418	319
Foreign	—	—	—	—	6	—
Total recoveries on loans charged-off	3,005	2,687	1,846	1,360	3,197	1,616
Net loans charged-off	(1,471)	(1,455)	(1,346)	(309)	(1,592)	(1,862)
Provision for loan losses	300	300	300	120	—	—
Additions due to acquisitions	2,629	2,629	633	633	14,677	14,677
Balance at end of period	$25,752	$25,768	$23,881	$24,738	$24,294	$24,024